Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-157769 on Form S-3 of our report dated February 27, 2009 (August 20, 2009 as to the effects of the retrospective adoption of Accounting Standards Codification (“ASC”) 810-10 and ASC 260-10 as described in Note 3 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedules of DTE Energy Company and subsidiaries, appearing in the Annual Report on Form 10-K of DTE Energy Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 2, 2010